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                                                                      EXHIBIT 5

LEGAL OPINION


                         OPINION OF LESLIE J. PARRETTE, JR.

January 2, 2000

UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

Reference is made to the Post-Effective Amendment No. 1 on Form S-8 to the registration statement on From S-4 which UtiliCorp United Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 60,000 common shares, par value $1.00 per share, of the Company (the "Shares") which may be offered and sold by the Company under the St. Joseph Light and Power Company director and employee benefit plans set forth on the cover page of the Post-Effective Amendment No. 1 (the "Plan"). I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold in accordance with the Plan will be legally issued, fully paid and nonassessable. I hereby consent to the filing of this opinion with the SEC in connection with the Post Effective Amendment No. 1.

                                      Very truly yours,



                                      /s/ Leslie J. Parrette, Jr.
                                      ---------------------------
                                      Leslie J. Parrette, Jr.
                                      Senior Vice President and General Counsel